EXHIBIT 10.1

FORM OF

RESTRICTED STOCK UNIT AGREEMENT

INSIGNIA SYSTEMS, INC.

2013 OMNIBUS STOCK AND INCENTIVE PLAN

You have been granted an award of Restricted Stock Units, each unit representing the right to receive one share of the Company’s common stock, subject to the terms and conditions of the Company’s 2013 Omnibus Stock and Incentive Plan (the “Plan”) and the Restricted Stock Unit Agreement set forth below (the “Agreement”), as follows:

Name of Grantee:

Date of Grant:	, 20

Number of Restricted Stock Units:

Vesting Schedule:	Vesting Date	Number of Units

	[1st Anniversary]	1/3
	[2nd Anniversary]	1/3
	[3rd Anniversary]	1/3

Capitalized terms used but not defined in the Agreement have the meanings assigned to them in the Plan.

THIS AGREEMENT, made effective as of this       day of                       , 20    , by and between Insignia Systems, Inc., a Minnesota corporation (the “Company”), and                              (“Grantee”).

W I T N E S S E T H:

WHEREAS, Grantee on the date hereof is an employee of the Company or one of its Affiliates; and

WHEREAS, the Company wishes to grant to Grantee an Award of Restricted Stock Units pursuant to the Plan; and

WHEREAS, the Compensation Committee of the Board of Directors (the “Committee”) has authorized the grant of an Award of Restricted Stock Units to Grantee;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

1.             Grant of Restricted Stock Units.  The Company hereby grants to Grantee, subject to the terms and conditions in this Agreement and the Plan, an Award of the number of Restricted Stock Units  specified above (the “Units”), each representing the right to receive one Share of the Company’s common stock.  The Units granted hereby will be credited to an account in Grantee’s name maintained by the Company or its agent.  This account shall be unfunded and maintained for book-keeping purposes only, with the Units representing an unfunded and unsecured obligation of the Company.

2.             Restrictions on Units.  Neither this Award nor the Units subject to this Award may be sold, assigned, transferred, exchanged or encumbered other than a transfer upon Grantee’s death in accordance with his or her will or by the laws of descent and distribution.  Any attempted transfer in violation of this Section 2 shall be of no effect and may result in the forfeiture of all Units.  The Units and Grantee’s right to receive Shares in settlement of the Units under this Agreement shall be subject to forfeiture as provided in Section 5 of this Agreement until satisfaction of the vesting conditions set forth in Section 4 of this Agreement.

3.             Acceptance. Grantee’s execution of this Agreement will indicate his or her acceptance of and willingness to be bound by its terms. These Units will not be settled unless Grantee has executed and returned this Agreement to the Company.

4.             Vesting of Units. If Grantee remains an employee of the Company or an Affiliate continuously from the Date of Grant as specified above, then the Units will vest in the numbers and on the dates specified in the Vesting Schedule above.

5.             Service Requirement.  If Grantee ceases to be an employee of the Company or an Affiliate prior to the vesting dates specified in the Vesting Schedule above, Grantee will forfeit all unvested Units.  Inter-company transfers and approved leaves of absence for up to 90 days shall not be considered termination of employment.

6.             Settlement of Units.  After any Units vest pursuant to Section 4 of this Agreement, the Company shall, as soon as practicable (but in any event within the period specified in Treas. Reg. § 1.409A-1(b)(4) to qualify for a short-term deferral exception to Section 409A of the Code), cause to be issued and delivered to Grantee, or to Grantee’s designated beneficiary or estate in the event of his or her death, one Share in payment and settlement of each vested Unit.  Delivery of the Shares shall be subject to the tax withholding provisions of Section 8(h) of this Agreement and compliance with all applicable legal requirements, including compliance with the requirements of applicable federal and state securities laws, and shall be in complete satisfaction and settlement of such vested Units.

7.     This Award Subject to Plan. The Award of Units evidenced by this Agreement is granted pursuant to the Plan, a copy of which Plan has been made available to Grantee and is hereby incorporated into this Agreement. This Agreement is subject to and in all respects limited and conditioned as provided in the Plan.  The Plan governs this Award and, in the event of any questions as to the construction of this Agreement or in the event of a conflict between the Plan and this Agreement, the Plan shall govern, except as the Plan otherwise provides.

8.              Securities Matter and Certain Transactions.

a.             Shares Reserved. The Company shall at all times during the term of this Agreement reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of this Agreement.

b.             Rights as Shareholder. This Agreement shall not confer on Grantee any right with respect to the continuance of any relationship with the Company, nor will it interfere in any way with the right of the Company to terminate any such relationship.  Grantee shall have no rights as a shareholder with respect to Shares subject to this award until such Shares have been issued to Grantee upon settlement of the Units granted hereunder. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property), distributions or other rights for which the record date is prior to the date such Shares are issued, except as provided in Section 4(c) of the Plan.

c.             Securities Law Compliance. The settlement of all or any parts of the Units shall only be effective at such time as counsel to the Company shall have determined that the issuance and delivery of Shares, whether or not in certificated form, pursuant to such settlement will not violate any state or federal securities or other laws. Grantee may be required by the Company, as a condition of the receipt of any Shares issuable pursuant to the settlement of any Units, to agree in writing that all Shares to be acquired pursuant to such issuance shall be held, until such time that such Shares are registered and freely tradable under applicable state and federal securities laws, for Grantee’s own account without a view to any further distribution thereof and that such Shares will be not transferred or disposed of except in compliance with applicable state and federal securities laws.

d.             Stock Legend. The Board may require that the certificates or evidence for any Shares issued to Grantee (or, in the case of death, Grantee’s successors) shall bear an appropriate legend to reflect the restrictions of Sections 8(c) and 8(f)-(g) of this Agreement.

e.             Mergers, Recapitalizations, Stock Splits, Etc. Pursuant and subject to Section 4(c) of the Plan, certain changes in the number or character of the common stock of the Company (through sale, merger, consolidation, exchange, reorganization, divestiture (including a spin-off), liquidation, recapitalization, stock split, stock dividend or otherwise) shall result in an adjustment, reduction or enlargement, as appropriate, in Grantee’s rights with respect to any unvested portion of the Units (i.e., Grantee shall have such “anti-dilution” rights under the Units with respect to such events, but shall not have “preemptive” rights).

f.             Change in Control. For purposes of this Section 8(f), the term “Change in Control” shall have the meaning set forth in Section 2 of the Plan. Upon the occurrence of a Change in Control, the Committee shall have the right, in its sole and absolute discretion, but not the obligation, to take actions to make one or more adjustments or modifications to this Award pursuant to Section 9(g) of the Plan.

g.             Accounting Compliance. Grantee agrees that, if a reclassification, reorganization, liquidation or other transaction described in Section 4(c) of the Plan occurs and Grantee is an “affiliate” of the Company or any Subsidiary (as defined in applicable legal and accounting principles) at the time of such transaction, Grantee will comply with all requirements of Rule 145 of the Securities Act of 1933, as amended, and the requirements of such other legal or accounting principles, and will execute any documents necessary to ensure such compliance.

h.             Withholding Taxes. In order to permit the Company to comply with all applicable federal, state, local or foreign payroll, withholding, income or other tax laws or regulations, the Company may take such action as it deems appropriate to insure that, if necessary, all applicable federal state, local or foreign payroll, withholding, income or other taxes are withheld from any amounts payable by the Company to Grantee. If the Company is unable to withhold such federal or other taxes, for whatever reason, Grantee hereby agrees to pay to the Company an amount equal to the amount the Company would otherwise be required to withhold under federal or other applicable law. Grantee may, subject to the approval and discretion of the Board or such administrative rules it may deem advisable, elect to have all or a portion of such tax withholding obligations satisfied by delivering Shares or by electing to have the Company withhold Shares otherwise issuable to Grantee. Such shares shall have a Fair Market Value equal to the minimum required tax withholding, based on the minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to the supplemental income resulting from the settlement of the Units. In no event may the Company withhold Shares having a Fair Market Value in excess of such statutory minimum required tax withholding.

9.              Miscellaneous.

a.             Binding Effect. This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.

b.             Governing Law. This Agreement and all rights and obligations hereunder shall be construed in accordance with the Plan and governed by the laws of the State of Minnesota.

c.             Entire Agreement. This Agreement and the Plan set forth the entire agreement and understanding of the parties hereto with respect to the grant of this Award and the administration of the Plan and supersede all prior agreements, arrangements, plans and understandings relating to the grant of this Award and the administration of the Plan.

d.             Amendment and Waiver. This Agreement may be amended, waived, modified or canceled by the Committee at any time, provided that all such amendments, waivers, modifications or cancellations shall comply with and not be prohibited by the provisions of the Plan, and any amendment, waiver, modification or cancellation that has an adverse effect on Grantee’s rights under this Agreement shall be with Grantee’s consent in a written instrument executed by Grantee and the Company.

e.             Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

f.             Section 409A of the Code. The Award  provided in this Agreement and any issuance of Shares or payment pursuant to this Agreement are intended to be exempt from Section 409A of the Code under the short-term deferral exception specified in Treas. Reg. § 1.409A-1(b)(4).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

INSIGNIA SYSTEMS, INC.

By:

Its:

GRANTEE:
[Printed Name]

[Signature]